UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Farmers Capital Bank Corporation
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Farmers Capital Bank Corporation

202 West Main Street

Frankfort, Kentucky 40601

Notice of Annual Meeting of Shareholders

to be held May 8, 2018

April 2, 2018

Date:	Tuesday, May 8, 2018

Time:	11:00 a.m., Eastern Daylight Time

Place:	United Bank & Capital Trust Company 125 West Main Street Frankfort, Kentucky

Purpose:	● To ratify the appointment of the independent registered public accounting firm, ● To elect four directors, ● To transact such other business as may properly come before the meeting

Record Date:	Close of business on March 23, 2018

     It is desirable that as many shareholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You may revoke the proxy at any time before it is voted at the annual meeting of shareholders.

By order of the Board of Directors,

Mark A. Hampton Executive Vice President, Secretary, and Chief Financial Officer

Your Vote Is Important

Please vote online, by telephone, or by signing, dating and returning your proxy card to us in the accompanying postage-paid envelope.

Farmers Capital Bank Corporation

202 West Main Street

Frankfort, Kentucky 40601

Proxy Statement

Annual Shareholders’ Meeting - May 8, 2018

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Farmers Capital Bank Corporation (“Corporation”) for use at our Annual Meeting of Shareholders to be held on May 8, 2018, and at any adjournments (the “Meeting”).

*****Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 8, 2018*****

This proxy statement, the form of proxy, our Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available at www.farmerscapital.com.

Annual Report to Shareholders; Multiple Households

The 2017 Annual Report to Shareholders, including financial statements, is being mailed to shareholders together with these proxy materials on or about April 2, 2018. One annual report and one proxy statement are being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more shareholders. Upon request, we will furnish any shareholder a separate copy of an annual report or proxy statement, as applicable. Requests should be directed to our corporate secretary at the address shown at the top of this page or by phone at 502-227-1668.

Who Can Vote

One Vote per Share; Outstanding Number of Shares. Each share of our common stock that you held on the record date entitles you to one vote at the Meeting. On the record date, there were 7,517,893 shares of common stock outstanding.

Voting Rights

Votes Required. Our corporate secretary will count votes cast at the Meeting. Our directors are elected by the affirmative vote of a “plurality” of shares voted. A “plurality” means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors (i.e., four) to be chosen at the Meeting. Under our bylaws, all other matters require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Meeting, except as otherwise provided by statute, our articles of incorporation or our bylaws. Abstentions as to all such matters to come before the Meeting will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Effect of Not Voting by Beneficial Owners; Broker Non-Votes. If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in “street name.” Brokers holding shares in “street name” generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify us on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”

If you are a beneficial owner and do not provide voting instructions, your bank, broker or other holder of record is permitted to vote your shares for the ratification of our independent registered public accounting firm but is not permitted to vote your shares on the election of directors.

Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for the approval of such matters to be presented at the meeting; however, shares represented by proxies containing both broker non-votes and a vote on any matter will be considered present at the annual meeting for purposes of determining the existence of a quorum.

Quorum

A quorum at the Meeting is a majority of the shares of our common stock entitled to vote present in person or represented by proxy. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person.

Voting By Shareholders of Record. If at the close of business on March 23, 2018, your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record of those shares and we have mailed these proxy materials to you. You may vote your shares by Internet, telephone, or by mail as further described below. Your vote authorizes each of Lloyd C. Hillard, Jr. and R. Terry Bennett as proxies, each with the power to appoint his substitute, to represent and vote your shares as you direct.

●	Vote by Internet – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
●

Vote by Telephone – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

●	Vote by Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by Internet, telephone or mail, will be voted at the Meeting. If you vote by Internet or telephone, please do not mail your proxy card.

Voting By Beneficial Owners of Record (“Street Name”). If at the close of business on March 23, 2018, your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being made available to you by your bank, broker, trustee or nominee that is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote your shares via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares.

If you wish to vote in person at the Meeting but hold your stock in street name (that is, in the name of a bank, broker, or other institution), then you must have a proxy from the bank, broker, or institution in order to vote at the meeting.

How Your Proxies Will Be Voted. If you vote by Internet, telephone or by signing and returning the enclosed proxy card, your proxy will be voted in accordance with the instructions you provide. If you vote without providing contrary instructions, your proxy will be voted in the following manner:

●	for the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2018;
●	for the nominees for director as described in this proxy statement;
●

for the transaction of such other business as may properly come before the Meeting, in accordance with the judgment of the persons appointed as proxies. As of the date of this proxy statement management is not aware of any such other business.

The proxies being solicited may be exercised only at the Meeting and any adjournment and will not be used for any other meeting.

We expect no matters to be presented for action at the Meeting other than the items described in this proxy statement. If, however, you vote by Internet, telephone, or by signing and returning the enclosed proxy, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Meeting but hold your stock in street name (that is, in the name of a bank, broker, or other institution), then you must have a proxy from the bank, broker, or institution in order to vote at the Meeting.

No Appraisal Rights. Under Kentucky law, there are no appraisal or similar rights of dissent with respect to any matter to be acted upon at the Meeting.

Directions to 2018 Annual Meeting of Shareholders

Our Meeting will be held at 11:00 a.m., Eastern Daylight Time, on Tuesday, May 8, 2018 at United Bank & Capital Trust Company, 125 West Main Street, Frankfort, Kentucky 40601. If you need directions, please contact our corporate secretary, Mark A. Hampton, by calling 502-227-1668.

Proxy Solicitation

We will pay all of the expenses of this solicitation of proxies. Solicitations will be made by the use of mails, except that proxies may be solicited by telephone by our directors and officers. We do not expect to pay any other compensation for the solicitation of proxies, but will reimburse brokers and other persons holding our common stock in their names, or in the name of nominees, for their expenses in sending proxy materials to their principals.

Shareholders’ Proposals for 2019 Annual Meeting

We presently contemplate that the 2019 Annual Meeting of Shareholders will be held on or about May 14, 2019. If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing no later than December 3, 2018 (the date 120 days prior to the first anniversary of the date of the 2018 annual meeting proxy statement) to: Farmers Capital Bank Corporation, 202 West Main Street, Frankfort, Kentucky 40601, Attention: Mark A. Hampton, Secretary. We recommend that you send any proposals by certified mail, return receipt requested.

If you want to present a proposal at next year’s Annual Meeting but do not wish to have it included in our proxy statement, you do not need to contact us in advance. Our bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the Meeting. However, if you do not notify us on or before February 16, 2019 of any matter that you wish to present at next year’s annual meeting, then the shareholders’ proxies that we solicit in connection with our 2019 Annual Meeting of Shareholders will confer on the proxyholders discretionary authority to vote on the matter that you present at our 2019 Annual Meeting.

Corporate Governance

Code of Ethics. Ethical business conduct is a shared value of our Board of Directors, management and employees. Our Code of Ethics applies to our Board of Directors as well as all employees and officers, including the principal executive officer and principal financial and accounting officer.

Our Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. We encourage all employees, officers and directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in the Code. A copy of our Code of Ethics is available at our website under the tab entitled: “Corporate Policies” at the following address: www.farmerscapital.com.

Classified Board Structure; Term; Vacancies. In accordance with our Articles of Incorporation, our Board of Directors is classified into three classes as nearly equal in number as the then total number of directors constituting the whole Board permits. Each class is to be elected to separate three (3) year terms with each term expiring in different years. At each annual meeting the directors or nominees constituting one class are elected for a three (3) year term. All four of our director nominees are currently serving on our Board and their terms expire at the annual meeting on May 8, 2018 and our Nominating Committee recommends them for re-election. If elected, the four director nominees will serve until the Annual Meeting of Shareholders in 2021. Any vacancies that occur after the directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

Board Structure and Committees. As of the date of this proxy statement, our Board of Directors consists of twelve members. We also have one advisory director who does not vote. Our Board of Directors held seven meetings during 2017. All directors attended at least 75% of the total number of board meetings and the meetings of the committees to which they belonged. Our Board of Directors does not have a specific policy for director attendance at our annual meeting of shareholders. All of our twelve directors attended our 2017 annual meeting.

Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee			Meetings
Members	Functions of the Committee		in 2017

David R. O’Bryan (Chairman)	•	Monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance	4
J. Barry Banker	•	Selects our independent registered public accounting firm and determines such auditor’s compensation
Fred N. Parker Marvin E. Strong, Jr.	•	Monitors the independence and performance of the independent registered public accounting firm, management and the internal audit department
	•	Oversees the establishment and investigation of complaints regarding accounting, internal accounting controls or audit matters
	•	Provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and the Board of Directors
	•	Pre-approves, if appropriate, all related party transactions

Compensation			Meetings
Committee Members		Functions of the Committee	in 2017

David Y. Phelps (Chairman)	•	Determines compensation of our executive officers and oversees our assessment of whether our compensation practices are reasonably likely to expose the Corporation to material risks	4
J. Barry Banker Michael J. Crawford Dr. William C. Nash Fred N. Parker	•	Please refer to the sections in this proxy statement entitled “Executive Compensation: Compensation Discussion and Analysis” and “Report of the Compensation Committee”

Nominating			Meetings
Committee Members		Functions of the Committee	in 2017

R. Terry Bennett (Chairman) Michael J. Crawford Fred Sutterlin Judy Worth	•	Recommends director nominees who can best perpetuate the success of the business	1

Committee Charters. Both the Audit Committee and the Compensation Committee have charters, which are available under the tab entitled “Corporate Policies” at our website at the following address: www.farmerscapital.com. Both committees were in compliance during 2017 with their written charters. The Board of Directors does not limit the number of audit committees for other corporations on which its audit committee members may serve. There are no members of the Corporation’s audit committee currently serving on the audit committee for another publicly-held entity.

Board and Committee Independence. The Board has determined that each of its members is independent as defined by the rules of NASDAQ, except for its employee director Mr. Hillard. Further, our Board has determined that Mr. Bennett, Mr. Crawford, and Mr. Sutterlin are each independent under the rules of NASDAQ after considering the Corporation’s 2017, 2016 and 2015 payments to a law firm of which Mr. Bennett is a partial owner; fees paid in 2015 related to the management of repossessed real estate to a firm of which Mr. Sutterlin is a partial owner; and fees paid during 2015 to the insurance agency of which Mr. Crawford is a partial owner. The aggregate amounts the Corporation paid to each of Mr.

Bennett’s, Mr. Sutterlin’s, and Mr. Crawford’s companies were significantly below the $120,000 threshold set by NASDAQ.

Audit Committee Financial Expert. Our Board of Directors has determined (in accordance with Securities and Exchange Commission Regulation S-K Item 407(d)) that Mr. O’Bryan satisfies the qualifications of financial expert and Mr. O’Bryan accordingly has been designated as the Audit Committee financial expert. The Board has also determined that Mr. O’Bryan is independent as defined by the rules of NASDAQ for audit committee members.

Consideration of Director Nominees. All four of the members of the Nominating Committee are independent directors under NASDAQ rules. They determine the nominees for director to be presented for election based upon their review of all proposed nominees for the Board, including those proposed by shareholders. The Nominating Committee selects qualified candidates based upon the criteria set forth below and reviews their recommendations with the full Board, which decides whether to invite the candidate to be a nominee for election to the Board. The Board desires to maintain a diversity of experiences and skills in the members that represent the shareholders.

The factors to be considered, include, but are not limited to, the following (collectively, the “Evaluation Guidelines”):

1.

Decisions for recommending candidates for nomination shall be based on merit, education, qualifications, performance, character, professionalism, integrity, and the Corporation’s business needs and shall comply with the Corporation’s anti-discrimination policies and federal, state and local laws;

2.

The composition of the entire Board shall be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, perspective, experience and background represented on the Board; the need for financial, business, financial industry, public company, diversity and other experience and expertise on the Board and its committees; and the ability and willingness to work cooperatively with other members of the Board and with senior management of the Corporation to further the interests of the Corporation and its shareholders;

3.	Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties as director;

4.

Candidates shall be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Corporation and shareholders as a whole;

5.

In determining whether to recommend a director for re-election, the Nominating Committee shall consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board; and

6.	The Nominating Committee may determine any other criteria.

For a shareholder to submit a candidate for consideration as a director, a shareholder must notify our corporate secretary. To be considered for nomination and inclusion in our proxy statement at the 2019 Annual Meeting, a shareholder must notify our corporate secretary no later than December 3, 2018 (the date 120 days prior to the first anniversary of the date of the 2018 annual meeting proxy statement). Notices should be sent to: Farmers Capital Bank Corporation, 202 West Main Street, Frankfort, Kentucky 40601, Attention: Mark A. Hampton, Secretary.

Executive Sessions of the Board. Independent directors meet in executive sessions without management and non-independent directors. Executive sessions are held at least twice annually in conjunction with regularly scheduled board meetings.

Communications with the Board. Our Board of Directors has established a process for shareholders to communicate with the Board or an individual director. Shareholders may contact the Board or an individual director by writing to the attention of one or more directors at our principal executive offices at 202 West Main Street, Frankfort, Kentucky 40601, Attention: Mark A. Hampton, Secretary. Each communication intended for the Board of Directors or an individual director will be forwarded to the specified party.

Board Leadership Structure and Role in Risk Oversight

We are a bank holding company that was formed in 1982 under the Bank Holding Company Act of 1956, as amended. In February 2017, we merged each of our four previous separately chartered commercial banks, and FCB Services, Inc. (a data processing, non-bank subsidiary), into Farmers Bank & Capital Trust Company, the name of which immediately changed under the merger to United Bank & Capital Trust Company (“UBCT”).

Our Board is currently comprised of eleven independent directors and one employee director. We are committed to a strong, independent Board and believe that objective oversight of the performance of our management is a critical aspect of effective governance. Accordingly, the role of Chairman of the Board and Chief Executive Officer are held by different individuals. We believe this separation permits our Chief Executive Officer to focus on our day-to-day business operations and our Chairman to focus on leading our Board in overseeing the strategic direction of the Corporation and providing overall guidance and oversight of our business and management.

Our Chairman is an independent director and has the following duties:

●	Chair and preside at Board meetings;
●	Coordinate with our CEO in establishing the annual agenda and topic items for Board meetings;
●	Advise on the quality, quantity and timeliness of the flow of information from management to the Board;
●	Act as principal liaison between management and the Board on sensitive issues;
●	Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and
●	Provide an important communication link between the Board and shareholders, as appropriate.

Our Board of Directors, together with the Audit and Compensation Committees of the Board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide our Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks.

In addition, UBCT has its own board of directors, asset liability management committee, and enterprise risk management function, each designed to provide additional risk management oversight. Our CEO and COO serve on the board of UBCT. One of the key responsibilities of our subsidiary bank’s board is to manage strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. Our Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Corporation’s risk and we require our subsidiaries to follow this philosophy. We believe that our structure of internal controls, processes and examinations provides us with the necessary oversight and protection to reduce risk. Our Board of Directors and each subsidiary board of directors meet on a regular basis and are presented reports from management to evaluate performance and the opportunity to relay refined directions.

Under the merger of our bank subsidiaries during 2017 we established an enterprise risk management function led by our Chief Risk Officer. This function is designed to provide our Board and management with the capabilities to identify, assess, and manage the full spectrum of risks inherent in the banking industry. Our risk management governance structure is responsible for establishing policies, monitoring adherence to those policies, and managing the overall risk profile of the Corporation as established by the risk appetite statement approved by our Board. The Chief Risk Officer is responsible for managing and monitoring our risk governance structure, with direct oversight of compliance, information security, and physical security.

Principal Beneficial Owners

The following table gives information as to all persons or entities known to us to be beneficial owners of more than five percent (5%) of the shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Corporation Common Stock	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	550,275[1]	7.3[1]

1    Based on the Schedule 13G filed with the SEC on January 29, 2018, BlackRock, Inc. has sole voting power as to 543,337 and sole dispositive power as to 550,275 shares of our common stock outstanding as of December 31, 2017.

Report of the Audit Committee

General. The Audit Committee is currently made up of four non-employee directors. All members of the Audit Committee are independent directors as defined by the rules of NASDAQ. We operate under a written charter approved by our committee and adopted by the Board of Directors.

We review the Corporation’s financial reporting process on behalf of our Board. The Audit Committee’s responsibility is to monitor this process, but the Audit Committee is not responsible for preparing the Corporation’s financial statements or auditing those financial statements. Those are the responsibilities of management and the Corporation’s independent registered public accounting firm, respectively.

Financial Statement Review. BKD, LLP (“BKD”) was the Corporation’s independent registered public accounting firm for 2017. We have reviewed and discussed the Corporation’s audited consolidated financial statements for the year ended December 31, 2017 with management and BKD. Management represented to us that the audited consolidated financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Corporation as of and for the periods presented in the consolidated financial statements in accordance with accounting principles generally accepted in the United States, and BKD provided an unqualified audit opinion to the same effect.

BKD has provided us with written assurance of its independence (as required by the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the audit committee concerning independence). We also met with BKD and discussed BKD’s independence, the results of its audit and other matters required to be discussed by the PCAOB Auditing Standard 1301 - Communications with Audit Committees (PCAOB Rel. No. 2015-002).

In addition, we have discussed with BKD the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the Corporation’s internal controls they considered necessary to support their opinion on the consolidated financial statements for the year ended December 31, 2017, and various factors affecting the overall quality of accounting principles applied in the Corporation’s financial reporting. BKD also met with us without management being present to discuss these matters.

We have considered whether the provision of services to the Corporation by BKD, beyond those rendered in connection with the audit and review of consolidated financial statements, is compatible with maintaining the independence of such firm.

In reliance on these reviews and discussions, we recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements referred to above in the Corporation’s annual report on Form 10-K for the fiscal year-ended 2017 to be filed with the SEC.

 Dated: March 8, 2018

David R. O’Bryan, Audit Committee Chairman J. Barry Banker Fred N. Parker Marvin E. Strong, Jr.

 Fees of Independent Registered Public Accounting Firm

Pre-approval Policies and Procedures. Except as set forth in the next paragraph, the Audit Committee’s policy is to approve in advance all audit fees and terms and non-audit services permitted by law to be provided by the independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and non-audit services described below, for the upcoming or current fiscal year, subject to specified cost levels. Other services include:

1. Consultation regarding financial accounting and reporting standards;

2. Discussions related to accounting for a proposed acquisition;

3. Discussions regarding regulatory requirements;

4. Consultation concerning tax planning strategies; and

5. Assistance with tax examinations.

The Audit Committee has authorized the Audit Committee Chairman, David R. O’Bryan, to approve additional funds on behalf of the Audit Committee if the independent auditors need to perform additional work which had not been previously approved.

At each regularly-scheduled Audit Committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Audit Committee Chairman or Chairman of the Board since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been properly approved in advance, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Fees and Related Disclosures for Accounting Services. The fees for services provided by the independent registered public accounting firm, BKD, in the prior two fiscal years were as follows:

Audit fees - Fees for the Corporation’s audit of the annual consolidated financial statements, including the integrated audit of internal control over financial reporting, and the review of the Corporation’s quarterly reports on Form 10-Q were $281,000 for 2017 and $282,275 for 2016.

Audit related fees - There were no fees for assurance and related services in 2017 and 2016.

Tax fees - Fees related to tax compliance, advice and planning were $57,450 for 2017 and $53,050 for 2016. These fees were incurred for tax preparation services and consulting on tax related compliance and strategies.

All other fees - None for 2017 and none for 2016.

All services provided by the independent registered public accounting firm in 2017 and 2016 were approved by the Audit Committee. All fees were approved in accordance with the pre-approval policy. The Audit Committee has determined that the provision of the services described above is compatible with maintaining independence.

PROPOSAL NO. 1

Ratification of Independent Registered Public Accounting Firm

Our Audit Committee and Board seek shareholder ratification of the appointment of BKD to act as the independent auditor of our consolidated financial statements for the fiscal year ending December 31, 2018. If the shareholders do not ratify the appointment of BKD, our Audit Committee and Board will reconsider this appointment for 2019. BKD will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. Our Board of Directors recommends voting FOR this proposal.

Board of Director Qualifications

Director Qualifications. Our Board of Directors consists of twelve members who are well-qualified to serve on our Board and represent our shareholders’ best interests. Our nominees are selected with a view of establishing a board of directors that meet the criteria for qualified candidates that is set forth above under the caption “Corporate Governance: Consideration of Director Nominees.” We believe that each of the director nominees and other directors bring these qualifications to our Board of Directors. Together, our director nominees and continuing directors provide our Board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise, knowledge of the commercial banking industry, experience with companies that serve the same communities that our bank subsidiary serves, and extensive operational and strategic planning experience.

The following describes the key qualifications, business skills, experience and perspectives that each of our directors brings to the Board of Directors, in addition to the general qualifications under “Corporate Governance: Consideration of Director Nominees” and information included in the biographical summaries provided below for each director. We believe that each individual’s skills and perspectives strengthen our Board’s collective qualifications, skills and experience.

Name	Key Qualifications
J. Barry Banker

Mr. Banker has extensive financial, management, marketing, operational and strategic planning experience from serving as the Manager for a boarding school for 30 years that caters to special needs individuals. He holds an MBA from the University of Chicago and has previously served as a board member with an unrelated bank. These experiences provide him with a strong background in addressing the strategic, operational and financial matters presented to our Board.

R. Terry Bennett

Mr. Bennett, an attorney in private practice since 1974, has comprehensive experience in a broad range of legal, regulatory and business issues and in-depth knowledge of the local communities we serve because of his service on numerous local boards of various civic and professional organizations. He also brings significant management skills and knowledge of economic development from his former position as public liaison between Fort Knox, KY and Hardin County, KY for the Base Realignment Act.

Michael J. Crawford

Mr. Crawford brings extensive risk management skills and general business experience to our Board through his career of selling and providing comprehensive insurance to his clients and managing an insurance company. He was also instrumental in forming a successful de-novo bank in 1993, which the Corporation acquired 12 years later.

Lloyd C. Hillard, Jr.

Mr. Hillard’s extensive banking career (beginning in 1964), his significant executive management experience in the banking industry and extensive financial expertise including experience as CFO of a previous banking organization, his knowledge of local communities, including through service on numerous local and national boards of various civic and professional organizations, and his in-depth knowledge of the Corporation’s business, strategy and management team make him highly qualified to lead us and to serve as our CEO.

Dr. William C. Nash

As a retired Army Medical Corps Colonel, Dr. Nash brings a unique perspective to our Board. His successful record of 25 years of military leadership and military experience (both domestic and international, including combat) and his risk management experience through service on numerous hospital management committees makes him highly suited to understand and oversee the managerial and strategic considerations addressed by our Board.

Name	Key Qualifications
David R. O’Bryan, CPA

Mr. O’Bryan’s 45-year career of providing financial, accounting, management consulting and tax advisory services, his management experience as managing partner of a CPA firm, his previous leadership positions including president of the Kentucky Society of CPA’s, and current member of the Prichard Committee for Academic Excellence make him a valuable member of our Board and well qualified to serve as chairman of our Audit Committee.

Fred N. Parker, CPA, CFA

Mr. Parker was employed by a coal and real estate company for 34 years, including as treasurer and Chief Executive Officer until his retirement in 2016.  He holds professional designations in both accounting and finance.  Additionally, he has served on the board of several civic and professional organizations. These experiences provide him with a strong background in addressing the strategic, operational and financial matters presented to our Board.

David Y. Phelps

Mr. Phelps has been an innovator, founder and manager of businesses in the heavily regulated life sciences field. He also has numerous patents to his credit.  One of the companies Mr. Phelps managed was recognized as an INC 500 company.  He also has been a recipient of the Ernst & Young Entrepreneur Of The Year® Award.   Mr. Phelps brings an entrepreneurial perspective and extensive management experience to our Board.

John C. Roach

Mr. Roach is an attorney with over 24 years of experience. He served as General Counsel to Kentucky Governor Ernie Fletcher. He served as General Counsel in the transition to Governor Matt Bevin. A former Kentucky supreme court justice, Mr. Roach now practices law at Ransdell Roach & Royse, PLLC. His practice primarily focuses on commercial litigation, appellate advocacy, labor and employment law and litigation, equine law, and corporate transactions for business and entrepreneurs. He is currently Vice Chairman of the Kentucky Horse Racing Commission.

Marvin E. Strong, Jr.

Mr. Strong brings substantial economic and business development skills to our Board through his experience as a partner of a domestic and international business consulting firm and his experience as Secretary, Economic Development Cabinet, for the Commonwealth of Kentucky.

Fred Sutterlin

Mr. Sutterlin’s background in law, real estate and banking, and his demonstrated experience as a small business owner are directly beneficial to the leadership of our Corporation.  During his career, he has worked at a large banking company and a regional law firm, and founded several businesses, including a regional commercial and investment real estate company.  Additionally, Mr. Sutterlin understands and is sensitive to our community issues, in part because of his extensive leadership experiences with numerous organizations within our footprint.

Judy Worth

Ms. Worth is a business consultant with an emphasis on developing performance efficiencies within service-oriented organizations with a focus on the health care industry.  Her insight and perspective is beneficial since we operate in highly competitive service-oriented banking markets.  Ms. Worth draws on experiences from many different engagements and brings gender diversity to the Board.

PROPOSAL NO. 2

Election of Directors

Our Board of Directors intends to nominate for election as directors the four (4) persons listed below. Each of these director nominees are currently serving on our Board and their terms expire at the Meeting. It is the intention of the persons named in the proxy to vote for the election of all nominees named. If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as our Board recommends. Nominees receiving the four (4) highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby that are returned to us will be voted in favor of the four (4) nominees specified below unless otherwise instructed by the shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

The following tables set forth information with respect to each nominee for director, and with respect to continuing directors who (by virtue of the classes in which they serve) are not nominees for re-election at the Meeting.

Nominees for Three-Year Terms Ending in 2021

Name and Age	Year First Elected Director	Position and Offices with Corporation[1]	Business Experience
J. Barry Banker (66)	1996	Director	Manager/CEO of Stewart Home and School (private, special needs home and school)
Fred N. Parker, CPA, CFA (64)	2012	Director

Retired President and CEO of Kentucky River Properties LLC in 2016; previously served on the Management Committee of Kentucky River Properties LLC; served on the Board of Directors of Delta Natural Gas, Inc. (Nasdaq: DGAS) from 2014 to September 2017

David Y. Phelps (59)	2012	Vice Chairman of the Board of Directors	President and CEO of CreoSalus Inc. (pharmaceutical research and manufacturing)
Fred Sutterlin (47)	2012	Director	CEO & Chairman of PRG Commercial Property Advisors since 2015; CEO & Chairman of PRG Investments since 2011, Managing Principal & General Counsel from 2004 until 2011

Continuing Directors Whose Terms Expire in 2019

Name and Age	Year First Elected Director	Position and Offices with Corporation[1]	Business Experience
R. Terry Bennett (72)	2007	Chairman of the Board of Directors; Director of First Citizens Bank	Attorney, Skeeters, Bennett, Wilson & Humphrey
Michael J. Crawford (62)	2010	Director; Director of UBCT; Chairman of the Board of Directors of Citizens Bank of Northern Kentucky

Managing Director of AssuredPartners of Kentucky since October 2012; President and Director of Crawford Insurance (a life, health, individual and commercial insurance agency) from 1995 until October 2012 when the business was purchased by AssuredPartners

Lloyd C. Hillard, Jr. (71)	1996

Director; President and CEO of Corporation since January 2010; Chairman of the Board of UBCT and Farmers Capital Insurance Corporation; President and Director of FFKT Insurance Services, Inc. and EG Properties, Inc.; President and CEO of First Citizens Bank from 1992- 2010; Director of: Farmers Bank & Capital Trust Company, United Bank & Trust Company, First Citizens Bank, Citizens Bank of Northern Kentucky, EGT Properties, Inc. and FCB Services, Inc.

			See experience listed under the immediately preceding column of this table
Dr. William C. Nash (69)	2010	Director; Director of UBCT; Chairman of the Board of Directors of First Citizens Bank	Orthopaedic Surgeon (retired)

Continuing Directors Whose Terms Expire in 2020

Name and Age	Year First Elected Director	Position and Offices with Corporation[1]	Business Experience
David R. O’Bryan, CPA (71)	2010[2]	Director; Director of UBCT; Chairman of the Board of Directors of United Bank & Trust Company

Retired Director of Blue & Co., LLC since 2013 (a regional CPA firm); Director of Blue & Co., LLC from 2010-2012, Managing Partner of Potter & Company, LLP from 1998-2009, a CPA firm acquired by Blue & Co., LLC in January 2010

John C. Roach (50)	2016[3]	Director	Attorney with Ransdell Roach & Royce PLLC since 2006; Kentucky Supreme Court Justice 2005-2006

(table continues on next page)

Continuing Directors Whose Terms Expire in 2020
Name and Age	Year First Elected Director	Position and Offices with Corporation[1]	Business Experience
Marvin E. Strong, Jr. (65)	2008	Director; Vice Chairman of UBCT; Chairman of the Board of Directors of Farmers Bank & Capital Trust Company	Principal, McCarty-Strong Global Consulting, LLC and member since 2007 (a business development and consulting firm); Secretary, Economic Development Cabinet, Commonwealth of Kentucky 1993-2007
Judy Worth (70)	2014	Director

Partner, Verble, Worth & Verble since 1982 (an organizational and human resource development firm); Partner, Lean Transformations Group, LLC since 2011 (a consulting firm which provides lean implementations support for manufacturing and non-manufacturing clients)

1    All corporations listed in this column other than the Corporation are (or, prior to the 2017 merger of banking subsidiaries, were) our subsidiaries and (in the case of banking subsidiaries) represent positions held in 2017 for UBCT or the subsidiary prior to our recent bank merger.

2    Appointed in 2010 to fill an unexpired term.

3    Appointed in 2016 to fill an unexpired term.

___________________________________

Advisory Director. In addition to the nominees and continuing directors listed in the tables above, E. Bruce Dungan serves as advisory director to the Corporation.

Retirement Policy. The retirement policy for our non-employee directors (which was revised in October, 2015) provides that a director shall retire effective as of the end of his or her elected term next following the date on which the director attains age 72. There is no age limitation on the eligibility of the Chief Executive Officer of the Corporation to be eligible to be elected or appointed as a director of the Corporation.

Prior to January 1, 2004, any retiring director could, at the discretion of the Board of Directors, become an advisory director. Effective January 1, 2004, persons then serving as advisory directors (including the advisory director listed above) may continue to serve in such capacity only at the discretion of the Board of Directors.

The Corporation Board of Directors recommends voting FOR the election of each of the Nominees for Director.

Stock Ownership of Directors and Executive Officers

The table below contains information as to the shares of our common stock beneficially owned by all directors (and director nominees), advisory directors and executive officers, and by all such persons as a group. Unless otherwise indicated, all shares are owned directly and the named persons possess both sole voting power and sole investment power. Unless otherwise indicated, none of the shares have been pledged as security.

	Amount and Nature of Beneficial
	Ownership of Corporation Common
Name	Stock as of March 8, 2018 [1]		Percent of Class [2]

J. Barry Banker	11,385	[3]	*

R. Terry Bennett	18,976	[4]	*

Michael J. Crawford	31,195	[5]	*

E. Bruce Dungan	77,060	[6]	1.03

James L. Grubbs	195	[7]	*

Mark A. Hampton	1,341	[8]	*

Rickey D. Harp	11,271	[9]	*

Lloyd C. Hillard, Jr.	23,914	[10]	*

Dr. William C. Nash	6,523	[11]	*

David R. O’Bryan	3,786	[12]	*

John C. Roach	2,955	[13]	*

Fred N. Parker	32,566	[14]	*

David Y. Phelps	8,861	[15]	*

J. David Smith, Jr.	100	[16]	*

Marvin E. Strong, Jr.	4,353		*

Fred Sutterlin	2,585	[17]	*

Judy Worth	2,130		*

All directors (and nominees), advisory directors and executive officers as a group	239,196		3.18

______________________________

*    Ownership is less than 1%.

1    All entries are based on information provided to the Corporation by its directors, director nominees, advisory director and executive officers.

[2]	Based on 7,517,893 shares of our common stock outstanding as of March 8, 2018.

[3]

Includes 1,000 shares owned by Mr. Banker’s wife, 404 shares held in an IRA for the benefit of Mr. Banker and 5,519 shares held in a company controlled by Mr. Banker, 25% of which is owned by Mr. Banker’s wife.

[4]	Includes 1,000 shares owned by Mr. Bennett’s wife, 13,000 shares held in an IRA for the benefit of Mr. Bennett, and 3,000 shares held in an IRA for the benefit of Mr. Bennett’s wife.

[5]	Includes 29,922 shares owned by Mr. Crawford’s wife.

[6]	Includes 43,600 shares owned by Mr. Dungan’s wife and 1,460 shares held in an IRA for the benefit of Mr. Dungan.

[7]	Shares held by the Employee Stock Purchase Plan (“ESPP”) for Mr. Grubbs’ benefit.

[8]	Includes 1,239 shares held by the ESPP for Mr. Hampton’s benefit.

[9]	Includes 1,909 shares owned jointly with Mr. Harp’s wife, 1,063 shares held in an IRA for the benefit of Mr. Harp and 6,892 shares held by the ESPP for Mr. Harp’s benefit.

[10]

Includes 3,276 shares held for the benefit of Mr. Hillard by the ESPP, 2,775 shares held in a self-directed IRA for the benefit of Mr. Hillard’s wife, and 8,238 shares held in a self-directed IRA for the benefit of Mr. Hillard.

[11]

Includes 1,750 shares held in IRAs for the benefit of Dr. Nash, 1,000 shares held in an IRA for the benefit of Dr. Nash’s wife, and 2,500 shares held in an investment agency account for the benefit of Dr. Nash’s wife.

[12]	Includes 1,050 shares owned by Mr. O’Bryan’s wife and 1,500 shares held in an IRA for the benefit of Mr. O’Bryan.

[13]	Includes 1,000 shares in an IRA for the benefit of Mr. Roach and 1,600 shares held in an IRA for the benefit of Mr. Roach’s wife.

[14]

Includes 21,190 shares owned jointly with Mr. Parker’s wife, 4,900 shares owned by Mr. Parker’s wife, 3,203 shares held in an IRA for the benefit of Mr. Parker’s wife and 2,000 shares held in an IRA for the benefit of Mr. Parker.

[15]	Includes 2,200 shares held in an IRA for the benefit of Mr. Phelps.

[16]	Shares held in an IRA for the benefit of Mr. Smith.

[17]	Includes 200 shares held in a SEP retirement account for Mr. Sutterlin’s benefit.

Executive Compensation

Compensation Discussion and Analysis

Introduction: We are committed to providing excellent banking service in a friendly hometown fashion while at the same time maximizing equity value for our shareholders. Accordingly, our goal is to hire and retain dedicated and exceptional people that will help us develop and deliver our products. Toward this goal, we have designed and implemented our compensation programs for our named executive officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and productive careers. Our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives.

Compensation Philosophy: While we are committed to hiring the best individuals at all levels of our institutions. In order for us to succeed in the banking industry it is particularly vital that dedicated and exceptional people serve on our executive management team. Our compensation programs are designed to attract and retain the most capable executives while motivating these individuals to continue to enhance shareholder value. While the Compensation Committee has the power to modify the compensation programs, our overall compensation philosophy has remained consistent with these objectives. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Effect of Nonbinding Shareholder Advisory Vote: At our 2016 shareholders’ meeting, we asked our shareholders for a non-binding advisory vote to approve the programs and procedures related to our executive compensation. While the shareholder vote was not binding, our Board did review and consider the voting results. Nearly ninety-nine percent of the votes cast were in favor of our compensation programs and procedures.

In accordance with the results of the non-binding vote from our 2013 shareholder meeting, we will submit a proposal regarding the approval of the Corporation’s overall executive compensation program every three years. Unless circumstances change, we do not plan on submitting such a proposal again until the 2019 shareholder meeting.

Compensation Components: Total compensation for each member of our executive management team consists of:

●	Base salary
●	Discretionary bonuses
●	Annual performance based incentive awards
●	Discretionary distributions to our Salary Savings Plan

In addition to the above components, our compensation program also includes employment contracts, perquisites and the ability of our executives (as well as all our employees) to acquire our common stock in a favorable manner (from a financial and tax perspective) under our Employee Stock Purchase Plan (“ESPP”).

Base salaries are established to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results. Each component of our compensation arrangements is addressed separately below.

Annual Compensation

Salaries. The salary for each named executive officer reflects his management experience, length of service with us and the quality of his performance. Our Compensation Committee reviews each executive officer’s salary annually. For annual salary increases (particularly material ones), our Compensation Committee considers an executive’s increased level of experience, whether or not the executive’s responsibilities have increased over the past year or are in the process of being increased and the named executive officer’s job performance during the past year.

Bonuses. In recent years, the Compensation Committee has awarded discretionary bonuses in certain limited situations.

Bonuses to Mr. Hillard. The employment agreement the Corporation entered into with Mr. Hillard contemplates that we may pay him a bonus from time to time. In January of 2015, our Board of Directors awarded Mr. Hillard a discretionary $150,000 cash bonus in recognition of his outstanding and continuous efforts of leading the Corporation through several economically difficult years. The Board desired to again recognize Mr. Hillard’s efforts of continued significant financial improvements the

Corporation has made since 2010. With these significant improvements in mind, our Board awarded Mr. Hillard additional discretionary cash bonuses of $200,000 in December of 2015 (which was paid in January of 2016), $250,000 in December of 2016 (which was paid in January of 2017), and $100,000 in December of 2017 (which was paid in January 2018).

As a result of Mr. Hillard’s leadership, our Corporation has achieved stronger operating performance and financial strength in each successive year despite challenging financial market conditions. The following highlight some our accomplishments since the first quarter of 2010 when Mr. Hillard took over as CEO of our Corporation:

●

Our total nonperforming assets were $135 million or 6.3% of total assets for the first quarter of 2010. Nonperforming assets have declined in each subsequent year since then. At year-end 2017, our nonperforming assets were $20.9 million or 1.2% of total assets. Nonperforming assets declined $19.2 million or 48% during 2017.

●

Our nonaccrual loans decreased $60.1 million to $3.9 million between the first quarter of 2010 and year-end 2017, which represents a reduction of 94% over that period. For 2017, the decline was $2.5 million or 39.5%.

●

In 2009, we reported a net loss of $44.7 million or $6.32 per common share. Since Mr. Hillard began his tenure in 2010, we reported an increase in earnings per common share in each of the years 2011 through 2016. Further, on a core (Non-GAAP) basis, we reported an increase in per common share earnings in 2017 when considering the costs associated with our subsidiary merger and the impact of revaluing our net deferred income tax assets related to the tax legislation signed into law in December of 2017. In 2011, earnings were $.11 per common share. Since then, annual earnings per common share have been $1.37, $1.54, $1.94, $1.95, $2.21 ($2.31 core), and $1.56 ($2.38 core), respectively for the years 2012-2017.

o

For additional information regarding our use of Non-GAAP measures, refer to the heading captioned “Use of Non-GAAP Financial Measures” on page 41 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, which is hereby incorporated by reference.

●

In 2016, we reported no longer being subject to the regulatory agreements that went into effect during 2009 and 2010 primarily as a result of elevated nonperforming assets and thin capital ratios at certain bank subsidiaries.

●

Because of the significant progress we made in improving our financial position in 2014 and 2015, we obtained permission from our regulators and were able to redeem $20.0 million of our preferred stock in 2014 and the remaining $10.0 million in 2015. This was accomplished without the need to issue any additional debt or equity.

●

Our net interest margin has improved over each of the last three years, primarily from initiatives to deleverage our balance sheet, improve our mix of earning assets, and hold down funding costs. Our net interest margin was 3.29%, 3.36%, and 3.67% for 2015, 2016, and 2017, respectively.

●	We announced a resumption of dividend payments on our common stock during 2016, the first declaration since 2009.
●

Finally, the average closing price of our common stock was $6.46 during 2010. This average declined to $5.63 in 2011, but has steadily increased to $8.10, $20.02, $21.58, $25.47, $29.51, and $39.63, respectively, for the years 2012-2017.

Retention and Other Discretionary Bonuses. The Corporation from time to time may pay bonuses to certain key employees to assure their continued employment with the Corporation or UBCT during a time period when the Corporation may be considering a significant strategic transaction (“Retention Bonuses”). The Corporation may also award other discretionary bonuses to certain key employees in recognition of extraordinary performance. As reflected in the summary compensation table below, certain of our named executive officers received Retention Bonuses and other discretionary bonuses in 2017 and 2015.

Executive Short-Term Incentive Plan. In January, 2017, our Board of Directors adopted an Executive Short-Term Incentive Plan (the “Executive Incentive Plan”) recommended by our Compensation Committee (which was assisted in its work by Crowe Horwath). Sixteen executives, including each of our named executive officers, participated in this Executive Incentive Plan in 2017 with five tiers of incentive opportunity targets as a percentage of base salary ranging from 15% to 45%.

The performance standards under the Executive Incentive Plan for 2017 consisted of Corporation-wide goals including growth in both loans and core deposits and profitability targets tied to net income as well as our efficiency ratio, as follows:

●	Loan Growth: 6% (fourth quarter 2017 average versus fourth quarter 2016 average);
●	Core Deposit Growth: 5% (fourth quarter 2017 average versus fourth quarter 2016 average);
●

Annual Net Income: $16.6 million (adjusted for one-time restructuring costs due to the merger of our subsidiary banks into UBCT and a valuation adjustment of our net deferred income tax asset resulting from Federal income tax legislation signed into law on December 22, 2017); and

●	Efficiency Ratio: Below 68.1% for the year ended December 31, 2017 (adjusted for one-time restructuring costs).

The Compensation Committee has the authority to adjust final awards, if, in the committee’s judgment, the results attained either overstate or understate the performance of the individuals involved. The Compensation Committee exercised this discretion when it determined that the use of non-GAAP earnings was the appropriate benchmark for incentive bonuses for the year as there were significant one-time merger related expenses included in GAAP earnings and an adjustment of our net deferred income tax asset resulting from the Federal income legislation signed into law on December 22, 2017.

Each goal is given a weighting factor to determine the portion of any bonus attributable to the achievement of that goal. For example, weighting for net income ranges from 40% to 70% based on the executive’s role in the Corporation. The weighting of these goals also varies based on the executive’s role. Please refer to the table below entitled “2017 Executive Incentive Plan Targets” for the goals and the corresponding weighting factor that each of our named executive officers had to meet in order to obtain a payout.

Financial goal results are divided into four different performance zones. If 100% of a performance target is achieved then there would be a 100% target payout. The performance threshold is set at 75% for all goals except for the net income goal (which has a threshold of 90%). If actual results are below a threshold, then no incentive is earned for that goal. Performance between a threshold and a target results in a payout of 40% (all goals except net income) and 76% (net income goal) of the target at the threshold level and accelerates at a rate of 2.4% for each percentage point increase up to the target. Performance above the target results in an additional 1.25% payout for each percentage increase above the target up to 120%; accordingly, the Executive Incentive Plan has a maximum incentive cap of a 125% payout.

In addition to weighted, Corporation-wide goals, each Executive Incentive Plan participant has individually identified qualifiers which clarify specific minimum expectations that must be met to be eligible for incentive earning opportunities. These qualifiers vary among the participating executives and are tailored based on the subject individual’s role in the Corporation. For example, executives from the commercial lending area have qualifiers tied to business development goals, loan documentation exceptions and asset quality metrics (i.e. levels of nonperforming assets, and net charge offs as well as delinquency ratios) while executives from operational and support divisions have qualifiers which include the results of regulatory examinations and customer retention.

The Corporation achieved its minimum threshold level with respect to its 2017 year-end goals for core deposit growth, net income, and efficiency ratio as defined in the Executive Incentive Plan. It did not meet the threshold for loan growth.

The following table summarizes the individual performance targets of our named executive officers for 2017:

2017 Executive Incentive Plan Targets

Name	Base	Incentive %	Performance Target	Incentive Weight	Threshold	Target	Maximum	Actual	Incentive

Lloyd C. Hillard, Jr.	$500,000	45%	Loan Growth	15%	$43,142,250	$57,523,000	$69,027,600	$38,982,000	$-
			Annual Net Income[1]	70%	14,940,000	16,600,000	19,920,000	18,764,000	183,094
			Efficiency Ratio[2]	15%	69.2%	68.1%	67.2%	64.1%	42,188
									225,282

J. David Smith, Jr.	$330,000	45%	Loan Growth	15%	$43,142,250	$57,523,000	$69,027,600	$38,982,000	$-
			Annual Net Income[1]	70%	14,940,000	16,600,000	19,920,000	18,764,000	120,842
			Efficiency Ratio[2]	15%	69.2%	68.1%	67.2%	64.1%	27,844
									148,686

James L. Grubbs	$220,000	30%	Loan Growth	15%	$43,142,250	$57,523,000	$69,027,600	$38,982,000	$-
			Core Deposit Growth	15%	35,283,000	47,044,000	56,452,800	45,968,000	9,425
			Annual Net Income[1]	50%	14,940,000	16,600,000	19,920,000	18,764,000	38,363
			Efficiency Ratio[2]	20%	69.2%	68.1%	67.2%	64.1%	16,500
									64,288

Rickey D. Harp[3]	$220,000	30%	Core Deposit Growth	20%	$35,283,000	$47,044,000	$56,452,800	$45,968,000	$-
			Annual Net Income[1]	60%	14,940,000	16,600,000	19,920,000	18,764,000	-
			Efficiency Ratio[2]	20%	69.2%	68.1%	67.2%	64.1%	-
									-

Mark A. Hampton	$200,000	30%	Annual Net Income[1]	50%	$14,940,000	$16,600,000	$19,920,000	$18,764,000	$34,875
			Efficiency Ratio[2]	50%	69.2%	68.1%	67.2%	64.1%	37,500
									72,375

1	Excludes costs associated with the merger of subsidiaries and the impact of revaluing net deferred income tax assets related to the tax legislation signed into law in December 2017.
2	Excludes costs associated with the merger of our subsidiaries.
3	Mr. Harp did not meet certain individual qualifiers.

Perquisites. We provide perquisites on a selective basis to our executive management team members (including our named executive officers). There is no formula for how perquisites are utilized in the total compensation package; rather, such perquisites assist the Corporation in marginally augmenting total compensation. For example, certain of our executive officers have a company car because of the extensive traveling that they do in performing their duties for us; as an additional perquisite, we also pay for the portion of the car expenses attributable to their personal use. Please refer to “Named Executive Compensation: Summary Compensation Table” below for the base salary, bonus and perquisite compensation for each of our named executive officers.

Long-Term Compensation

Salary Savings Plan. We maintain a 401(k) plan that we have labeled as the “Salary Savings Plan” for our employees who have attained the age of 18. The Salary Savings Plan is administered by the Trust Department of our subsidiary UBCT. The Salary Savings Plan provides for four types of contributions, as follows:

1.     Voluntary tax-deferred contributions made by the participant;

2.     Voluntary after tax-deferred contributions made by the participant into the Roth 401(k) portion of our Salary Savings Plan;

3.     Matching contributions made by the Corporation; and

4.     Discretionary contributions from the Corporation.

The benefits that a participant can ultimately expect to receive from the Salary Savings Plan are based upon the amount of the annual contributions made by us and the employee to his or her account together with the accumulated value of all earnings and losses on those contributions. A participant is permitted to make tax-deferred voluntary contributions under a salary reduction agreement. In 2017, the employer matched an amount equal to 50% of the participant’s elective deferral (up to a maximum of 6% of eligible compensation). Effective January 1, 2018, the match will increase to 66.667% applied to eligible contributions that do not exceed 6% of the participant’s eligible compensation with a maximum employer matching contribution of 4%. Our Compensation Committee views the matching contributions by us as a retention tool by virtue of the manner in which such matching contributions vest: two years of service, 20% vested; three years of service, 40% vested; four years of service, 60% vested; five years of service, 80% vested; and six years of service, 100% vested. The Salary Savings Plan participants are immediately vested in 100% of their contributions.

We have the right, in our sole discretion, to make additional contributions to the Salary Savings Plan on behalf of participants. We view this feature as a long-term compensation program for our named executive officers (as well as our other employees). Discretionary contributions are allocated among participants in the ratio that each participant’s compensation bears to all participants’ compensation. A participant’s contribution to the Salary Savings Plan is considered as part of the participant’s compensation for purposes of computing our contribution to the Salary Savings Plan. No discretionary contribution has been made in recent years and none is anticipated for 2018.

ESPP. Through our Employee Stock Purchase Plan (“ESPP”) our employees are offered the opportunity to set aside money each pay period through payroll deductions which will be used at a later time on designated offering dates to purchase shares of our common stock at a discounted price and without payment of brokerage costs or other fees. Our shares of common stock are offered at a 15% discount from the closing sales price of our shares of stock on NASDAQ as described in the plan document. Further, our employees may obtain favorable tax treatment by participating in the ESPP. Provided a participating employee holds his or her shares of our common stock purchased pursuant to the ESPP for a certain length of time, he or she will be entitled to receive capital gains taxation rather than ordinary income taxation upon the disposition or sale of such stock.

Our Board determines the eligibility criteria and offering dates for the ESPP. Currently, employees who have attained the age of 18 and who have completed one year of service are eligible to participate in the ESPP. For purposes of the ESPP, one year of service is more than 20 hours worked per week for twelve months. Further, an employee will cease to be eligible to participate in the ESPP if he or she will be deemed to possess 5% or more of our common stock. An eligible employee is also not permitted to purchase shares of our common stock under this plan at a rate that will exceed $25,000 in fair market value of our shares in a single calendar year.

Non-Qualified Stock Option Plan. We no longer grant any options under our Non-Qualified Stock Option Plan. During 2014, the last of the outstanding options under the plan expired without being exercised. No options are outstanding at this time.

Employment Agreements: In 2012 our Compensation Committee determined that it was appropriate to enter into an employment agreement (the “2012 Agreement”) with our President and Chief Executive Officer in order to recognize Mr. Hillard’s exemplary efforts in leading us through several economically difficult years and as a compensation vehicle to retain Mr. Hillard’s services. The 2012 Agreement assured him of continued employment for an initial term of at least four years at a certain salary structure with some perquisites and discretionary bonus payments. While the 2012 Agreement has been amended from time to time, the Corporation and Mr. Hillard entered into a new and restated employment agreement in 2017 (the “2017 Agreement”).

Mr. Harp, Executive Vice President and Chief Trust Officer of UBCT, signed a two year employment agreement in 2013, which includes automatic one-year extensions. As a result of the automatic extensions, Mr. Harp’s employment agreement has been extended through 2018. Mr. Hampton, Chief Financial Officer of the Corporation, signed a three year employment agreement in 2017 which supersedes an agreement entered into during 2014. Additionally, J. David Smith, Jr., Senior Executive Vice President and Chief Operating Officer of the Corporation, entered into a four year employment agreement with the Corporation prior to beginning employment with the Corporation on January 1, 2016. Further details about the employment agreements identified above are included in “Employment Agreements” below.

Other than the employment agreements described above, none of our other named executive officers have employment, severance or change-of-control agreements. These officers serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with our performance-based employment and compensation philosophy. In addition, our policies on employment, severance and retirement arrangements help retain our executives by subjecting to forfeiture certain elements of compensation that they have accrued over their careers with us if they leave us prior to retirement.

Compensation Policies and Practices Relating to Risk Management: The Compensation Committee annually reviews the Corporation’s compensation plans with its senior risk officers to ensure that (a) any risks posed by such plans have been limited, (b) these plans do not encourage behavior focused on short-term results rather than long-term value creation and (c) the plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee. We do not believe that risks arising from the compensation policies and practices for our employees (including recently adopted incentive programs) are reasonably likely to have a material adverse effect upon the Corporation. The following summary describes how risk factors have been addressed:

●

Salaries. Past salary surveys have verified that the salaries of the Corporation’s officers are not excessive, in comparison with peers, and we do not believe that there is anything in the salary compensation structure of the Corporation, or in the manner in which raises are awarded, that poses any unnecessary risk.

●

Bonuses. Historically the Corporation has not provided bonuses to its management team. In 2015 and 2017, however, we provided minimal Retention Bonuses and other discretionary bonuses, which we do not believe encouraged excessive or unnecessary risk taking as the bonuses were intended to either encourage key personnel to remain with the Corporation while the Corporation explored strategic opportunities or reward extraordinary performance.

Additionally, we do not believe bonuses awarded to Mr. Hillard in recent years encouraged excessive or unnecessary risk taking as such bonuses were entirely discretionary and we have made no commitment to continue to award Mr. Hillard future bonuses if the Corporation continues to be successful. The Board awarded the first discretionary bonus to Mr. Hillard in 2014 based upon our desire to reward him for his exemplary performance during several economically difficult years. We awarded subsequent bonuses in each of the last three years as a result of further improvements as described in greater detail above.

●

Perquisites. The Corporation provides nominal perquisites to its senior management team and certain other officers. Because of the relatively small dollar amount of these perquisites and because they are not tied to any specific performance metrics, we do not believe that this element of compensation in any way encourages excessive or unnecessary risk taking.

●

Salary Savings Plan (401(k)). Participation in our Salary Savings Plan is available to all employees as long as certain minimum conditions are met. We do not believe that participation in this plan encourages the taking of unnecessary and excessive risks because each employee has a choice of the type of fund in which he or she may invest his or her money, and such funds are broad based investment funds. Corporation shares are not an available investment alternative in the Salary Savings Plan.

●

ESPP. Participation in our ESPP is available to all employees as long as certain minimum conditions are met. We do not believe that participation in this plan encourages the taking of unnecessary and excessive risks because (a) the value of the shares of our Common Stock in each employee’s individual account in the ESPP is tied directly to the market value of the Corporation’s common stock and will be enhanced to the extent the Corporation recognizes improved earnings over a longer period of time and (b) the tax code treatment of long-term versus short-term capital gains also encourages the recipients to hold the stock that they purchase, which discourages their taking short-term actions to improve earnings that may not have a more long-term effect upon the value of the Corporation.

●

Executive Incentive Plan. As described above, each participant in the Executive Incentive Plan must satisfy certain individual qualifiers which are designed to insure that executives are restrained from engaging in behavior which would pose risks to the Corporation. For example, most of the executives (including all those connected with commercial lending) have as individual qualifiers rigorous asset quality standards which must be achieved in order to be eligible for otherwise payable bonuses. Likewise, executives from operational divisions have as a qualifier successful regulatory examination results.

Process for Determining Compensation: In determining the total compensation of our named executive officers, the Compensation Committee plays the key role. However, our President and Chief Executive Officer recommends to our Compensation Committee both the total pool for annual base salary increases for our executive management team and the individual annual base salaries for each executive officer. The Compensation Committee takes these recommendations into serious consideration when making final decisions on compensation for those senior officers. Compensation decisions regarding our

President and Chief Executive Officer are made by our Compensation Committee; however, the full Board of Directors ratifies these decisions and has the authority to change them.

In determining compensation, we periodically review each component of the Corporation’s executive compensation program to ensure that pay levels are competitive and that any discretionary incentives are linked to Corporation performance targets such as income, expenses, asset quality, operating margins, return on assets and return on equity. As stated above, we place significant weight on the recommendations of our President and Chief Executive Officer, as well as economic conditions, our own experience and knowledge of market conditions, and peer group compensation surveys to provide additional information to support the compensation planning process. We occasionally hire a consulting firm to help us with this process. In 2016 the Compensation Committee retained Crowe Horwath LLP to help design our Executive Incentive Plan and Officer Plan which was effective for 2017. While Crowe Horwath did not conduct a market survey for us in 2017 or 2016 with regard to our executive compensation, we continued to rely, in part, on the market survey information Crowe Horwath provided us in 2015. In 2015 we retained Crowe Horwath LLP to provide market base compensation figures for key Corporation and bank subsidiary positions (the “2015 Survey”) as well as to make specific recommendations as to possible types of variable compensation typically provided for similar key positions in similarly-sized financial institutions.

The 2015 Survey was based on a comparison of industry surveys and, in the case of our named executive officers, proxy statement information of peer institutions concerning their named executive officers. It analyzed the total compensation of our executives, including salary, annual bonuses, long-term incentives, all other compensation, and retirement benefits. It also compared our financial performance with that of the custom peer group of financial institutions listed below, using a number of financial measures, such as return on average assets, return on average equity, and net interest margin. The Compensation Committee reviewed and considered the results of the 2015 Survey, but took no specific action as a result.

The following banking companies were used in the 2015 Survey by Crowe Horwath in the peer group comparison, based on their asset size, lines of business, and location:

Company Name	Ticker	Location
City Holding Company	CHCO	Charleston, WV
HopFed Bancorp, Inc.	HFBC	Hopkinsville, KY
Kentucky Bancshares, Inc.	KTYB	Paris, KY
MainSource Financial Group, Inc.	MSFG	Greensburg, IN
Porter Bancorp, Inc.	PBIB	Louisville, KY
Peoples Bancorp Inc.	PEBO	Marietta, OH
Premier Financial Bancorp, Inc.	PFBI	Huntington, WV
Stock Yards Bancorp, Inc.	SYBT	Louisville, KY
Your Community Bankshares, Inc.	YCB	New Albany, IN

Pursuant to NASDAQ Stock Market Rule 5605(d)(3)(D), we conducted and completed the independence assessment of Crowe Horwath as outlined in this rule. No conflicts of interest were raised with respect to the work of Crowe Horwath.

Named Executive Compensation

The following table sets forth all compensation for services in all capacities to the Corporation and its subsidiaries during the last three fiscal years for the Corporation’s Chief Executive Officer, Chief Financial Officer and the Corporation’s other three highest-paid Executive Officers (including for these purposes two persons not employees of the Corporation but of the Corporation’s bank subsidiary):

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus[1]	Non-Equity Incentive Plan Compensation[2]	All Other Compensation[3]	Total
Lloyd C. Hillard, Jr.	2017	$500,000	$100,000	$225,281	$13,289	$838,570
President & CEO	2016	450,000	250,000	-	12,804	712,804
	2015	450,000	200,000	-	12,142	662,142

J. David Smith, Jr.[4]	2017	330,000	-	148,686	37,562	516,248
Sr. EVP & Chief	2016	300,000	-	-	46,704	346,704
Operating Officer

James L. Grubbs	2017	220,000	-	64,287	18,627	302,914
EVP, Chief Commercial	2016	215,250	-	-	19,504	234,754
Banking Officer, United	2015	210,000	22,600	-	18,470	251,070
Bank & Capital Trust
Company

Rickey D. Harp	2017	220,000	30,000	-	33,817	283,817
EVP, Chief Trust Officer &	2016	215,250	-	-	18,167	233,417
Market President – Bourbon	2015	210,000	17,600	-	15,565	243,165
Region, United Bank &
Capital Trust Company

Mark A. Hampton	2017	200,000	40,000	72,375	7,270	319,645
EVP, Secretary & CFO	2016	187,500	-	-	6,898	194,398
	2015	162,831	9,300	-	5,668	177,799

1     Bonus amounts for Mr. Hillard represent discretionary cash bonuses awarded by our Board in recognition of Mr. Hillard’s significant contributions as President & CEO of the Corporation for each of the years presented. Each of these discretionary cash bonuses were paid to Mr. Hillard in the year following the year identified in the table.

Bonus amounts for Mr. Grubbs represent a Retention Bonus paid during 2015 plus an accrued discretionary bonus at year-end 2015 of $10,000 (paid in 2016).

Bonus amounts for Mr. Harp represent (a) a discretionary bonus awarded in 2017 (paid in 2018) in connection with his efforts in merging our trust departments, (b) a Retention Bonus paid during 2015, and (c) an accrued discretionary bonus at year-end 2015 of $5,000 (paid in 2016).

Bonus amounts for Mr. Hampton represent Retention Bonuses paid during the year indicated.

See “Annual Compensation; Bonuses” for additional information regarding the award of bonuses.

2      Represents cash payments accrued at year-end from satisfaction of performance goals under the Executive Incentive Plan. These amounts were paid in 2018. See “Annual Compensation; Executive Short-Term Incentive Plan” for additional information.

3     The 2017 amount reflected in this column for each named executive officer includes (i) group term life insurance premiums, (ii) the following imputed costs of gas and car expenses related to the personal use of cars owned by us and used by some of our executive officers, (iii) the Corporation’s matching contributions to each named executive officer’s voluntarily deferred salary contribution into his 401(k) plan, and (iv) for Mr. Smith and Mr. Harp, fees for their service as a director on the board of directors of our subsidiary banks during 2017:

	Mr. Hillard	Mr. Smith	Mr. Grubbs	Mr. Harp	Mr. Hampton

Imputed car usage	$3,919	$4,642	$10,757	$9,947	$-
401(k) match	8,100	8,100	6,600	6,600	6,000
Director fees	-	23,550	-	16,000	-

4        The Board of Directors appointed J. David Smith, Jr. to be the Corporation’s Senior Executive Vice President and Chief Operating Officer effective January 1, 2016.

______________________________

The following table contains information regarding incentive compensation to the Named Executive Officers under the Corporation’s Executive Incentive Plan for awards during the year ended December 31, 2017.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]
Name and Principal Position	Grant Date	Threshold	Target	Maximum
Lloyd C. Hillard, Jr.	1/1/17	$146,700	$225,000	$281,250
President & CEO

J. David Smith, Jr.	1/1/17	96,822	148,500	185,625
Sr. EVP & Chief Operating Officer

James L. Grubbs	1/1/17	38,280	66,000	82,500
EVP, Chief Commercial Banking Officer, United Bank & Capital Trust Company

Rickey D. Harp	1/1/17	40,656	66,000	82,500
EVP, Chief Trust Officer & Market President - Bourbon Region, United Bank & Capital Trust Company

Mark A. Hampton	1/1/17	34,800	60,000	75,000
EVP, Secretary & CFO

1     The amounts reflected in these columns reflect potential compensation amounts that could be paid to the Named Executive Officer under the Executive Incentive Plan depending upon the satisfaction of various target benchmarks in 2017 for the Corporation. The estimates in these columns also reflect possible payouts based upon not only satisfaction of the target performance benchmarks but also the minimum and presumed maximum payouts that could result if the target benchmarks are exceeded or if only the minimum threshold for any payout is met (recognizing that the Corporation’s failure to meet the minimum threshold would result in no payments). See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above for amounts earned by each of the Named Executive Officer. For a discussion of the goals and requirements of the Executive Incentive Plan, refer to the caption “Annual Compensation; Executive Short-Term Incentive Plan” above.

Pay Ratio

In 2015, the SEC adopted a final rule as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which requires disclosure of the ratio of the annual total compensation of our CEO to the median employee’s annual total compensation (the “Pay Ratio”). To identify our median employee, we used all full-time and part-time employees as of December 22, 2017 (the “Identification Date”). No employees were excluded. We used gross pay reported on our employees’ 2017 Form W-2 to determine annual total compensation for those that were employed for the full year. For full-time employees who had not been employed by the Corporation the full year, annual total compensation was determined by using current agreed upon annual salary as of the Identification Date. For part-time employees who have not been employed by the Corporation the full year, annual total compensation was determined by annualizing the gross pay reported on the employee’s 2017 Form W-2.

Our estimate of the median annual total compensation of all employees (excluding our CEO) was $37,493. Our CEO’s annual total compensation of $754,019 is 20 times that of the median of the annual total compensation of all employees. Following is a reconciliation of the annual total compensation of our CEO as reported in the Summary Compensation Table above and the amount calculated in determining the Pay Ratio:

Total as reported in the Summary Compensation Table	$838,570
Discretionary bonus earned in 2017, paid in 2018	(100,000)
Non-equity incentive plan compensation earned in 2017, paid in 2018	(225,281)
401-K match	(8,100)
Group term life insurance premiums	(1,170)
Discretionary bonus earned in 2016, paid in 2017	250,000
Total as reported for Pay Ratio disclosure	$754,019

Outstanding Equity Awards at Fiscal Year End

All options granted in prior years expired in October 2014. No stock options for our named executive officers were outstanding as of December 31, 2017.

Option Exercises and Stock Awards Vested

None of the named executive officers exercised options during 2017.

Employment Agreements

Employment Agreement with Mr. Hillard. As discussed in “Compensation Discussion and Analysis” above, we first entered into an employment agreement on December 10, 2012 with Mr. Hillard. This agreement was superseded by an updated agreement in December 2017. The employment agreement protects both us and Mr. Hillard by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation and circumstances for termination. The 2017 Agreement has an initial term of thirty-six months, with one year extensions upon approval of our Board of Directors or its Compensation Committee.

Under the 2017 Agreement, Mr. Hillard will receive an annual base salary of $500,000 beginning in 2018 and thereafter he will receive a base salary at an annual rate (not less than $500,000) to be determined by our Board. Mr. Hillard is entitled to reimbursement for the monthly charges for his personal smart phone and use of a company car (which will be replaced every three (3) years) of at least the quality of the automobile currently being provided to him. Mr. Hillard is entitled to participate in our employee benefit programs.

Under the 2017 Agreement, Mr. Hillard’s employment with us may only be terminated for (i) “Death,” (ii) “Disability” which is defined as his inability (due to physical or mental impairment) to perform his material duties for what can medically be expected to continue for twelve (12) months; (iii) “Cause,” which includes gross negligence in the performance of his duties, material breach of his fiduciary duties, alcohol or drug abuse or engaging in fraud, theft or dishonesty; (iv) “Permanent Cessation of Business,” which includes the voluntary or involuntary cessation of the Corporation’s operations and business; (v) “Retirement,” in accordance with his 180-day written notice to the Chairman of the Board; or (vi) “Change in Control.”

Mr. Hillard’s employment agreement stipulates that the Corporation shall pay him an amount equal to 2.99 times his base amount (as defined under Section 280G of the United States Internal Revenue Code “IRC” as in effect on the date of the employment agreement) under a change in control (as defined by Section 409A of the U.S. IRC) of the Corporation. Mr. Hillard may at any time, in his sole discretion, with a 180-day prior written notice to the Chairman of the Board, retire and receive, at his election and in lieu of the amounts payable under the change in control provision, all amounts that would have been payable to him during the employment term had he not retired. Mr. Hillard’s employment agreement contains provisions prohibiting him for a 3-year period following the termination of his employment from (a) soliciting our customers or (b) competing with us in the “financial industry” within the Commonwealth of Kentucky.

Employment Agreement with Mr. Smith. The Corporation appointed J. David Smith, Jr. to Senior Executive Vice President and Chief Operating Officer effective January 1, 2016. The Corporation and Mr. Smith entered into a four year employment agreement that runs through the end of 2019. Under the agreement, Mr. Smith received an annual base salary of $300,000 during the first twelve months of the term and thereafter has a base salary at an annual rate (not less than $300,000) to be determined by the Corporation. The rate for 2018 is $335,000. Mr. Smith is entitled to reimbursement for the monthly charges for telephone service and electronic data receipt and transmission on his personal smart phone. Mr. Smith is entitled to participate in the Corporation’s employee benefit programs and has the use of a company car.

Employment Agreement with Mr. Harp. Mr. Harp’s employment agreement had an initial term of twenty-four months beginning January 1, 2014, with automatic one-year extensions. Mr. Harp’s employment agreement provides him with an annual minimum base salary for the first twelve months of $200,000 and he has use of a company car. Mr. Harp will be paid $225,500 in 2018. Mr. Harp is entitled to reimbursement for the monthly charges for telephone service and electronic data receipt and transmission on his personal smart phone and to participate in the Corporation’s employee benefit programs.

Employment Agreement with Mr. Hampton. We entered into an employment agreement with Mr. Hampton in December 2017, which superseded a previous agreement from 2014. The current agreement is for a thirty-six month term and includes an initial base salary of $240,000 beginning in 2018. He does not have use of a company car. Mr. Hampton is entitled to reimbursement for the monthly charges for telephone service and electronic data receipt and transmission on his personal smart phone and to participate in the Corporation’s employee benefit programs.

Mr. Hampton’s agreement also contains a provision that his employment be terminated under a change in control of the Corporation. In that event, the agreement specifies that the Corporation shall pay him an amount equal to 2.00 times his then-current base compensation; provided, that, the payment to Mr. Hampton shall not exceed 2.99 times the base amount (as defined under Section 280G of the U.S. IRC as in effect on the date of the employment agreement).

Common Provisions to the Employment Agreements. Under each of the agreements, the employment of Mr. Smith, Mr. Harp, and Mr. Hampton may only be terminated for (i) “Death;” (ii) “Disability,” which is defined as his inability (due to physical or mental impairment) to perform his material duties for what can medically be expected to continue for twelve (12) months; (iii) “Cause,” which includes gross negligence in the performance of his duties, material breach of his fiduciary duties, filing a petition in bankruptcy or having a petition filed against him, alcohol or drug abuse or engaging in fraud, theft or dishonesty; or (iv) “Permanent Cessation of Business,” which includes the voluntary or involuntary cessation of the Corporation’s operations and business.

Each employment agreement also contains provisions prohibiting each of Messrs. Smith, Harp and Hampton for a 3-year period following the termination of such officer’s employment from (a) soliciting our customers and (b) competing with us in the “financial industry” within the Commonwealth of Kentucky.

Under each of their respective agreements, the employment term of Mr. Smith, Mr. Harp, and Mr. Hampton shall be automatically extended for subsequent twelve month periods unless written notice to the contrary is given by either party at least 90 days prior to the expiration of the initial term or any subsequent one year extension.

Potential Payments upon Termination or Change-in-Control

The 2017 employment agreements with Mr. Hillard and Mr. Hampton include a provision where they will receive a payment under a change in control of the Corporation (as defined by Section 409A of the U.S. IRC). The payments will be made as a one-time lump sum upon the consummation of the change in control. Mr. Hillard will receive a payment equal to 2.99 times the base amount (as defined under Section 280G of the U.S. IRC as in effect on the date of his employment agreement). Mr. Hampton’s agreement stipulates a payment in the amount of 2.00 times his then current base salary (not to exceed 2.99 times his base amount as defined under Section 280G of the U.S. IRC as in effect on the date of his employment agreement). None of our other named executive officers are entitled to receive a termination payment upon a change-in-control. Assuming a change in control had occurred on December 31, 2017 the estimated amounts payable to Mr. Hillard and Mr. Hampton under their respective employment agreements would have been $1,385,000 and $340,000, respectively.

As set forth above under the caption “Employment Agreements,” Mr. Hillard may at any time, in his sole discretion, with a 180-day prior written notice to the Chairman of the Board, retire and receive, at his election and in lieu of the amounts payable under the change in control provision, all amounts that would have been payable to him during the employment term had he not retired.

As described above in “Employment Agreements” Mr. Hampton is subject to a 3-year period following the termination of his employment from (a) soliciting our customers and (b) competing with us in the “financial industry” within the Commonwealth of Kentucky (“Covenants”). However, the Covenants expire at the expiration of his employment agreement in the event of a change in control in which the successor company does not offer Mr. Hampton (i) an executive position with the Company or its successor following the change in control comparable to the position Mr. Hampton occupied immediately prior to the change in control and (ii) an employment agreement with terms at least as favorable to him (including an annual salary that is not less than Mr. Hampton’s base compensation immediately prior to the change in control) as those set forth in his employment agreement.

Under the terms of our employment agreements with Messrs. Hillard, Smith, Harp and Hampton, they are each entitled to certain limited benefits in the event of the termination of their employment agreement for disability. If any of these officers becomes disabled, as such term is defined in his employment agreement, he shall be entitled to an amount equal to his base salary for a period of three (3) months following the date of disability. Thus, if all four individuals became disabled in 2018, Mr. Hillard would receive an additional $125,000 in compensation; Mr. Smith, Mr. Harp, and Mr. Hampton would receive $83,750, $56,375, and $60,000, respectively.

Compensation of Directors

The following table summarizes the compensation we paid to our non-employee directors in 2017. For fees paid to our employee director, please refer to “Named Executive Compensation: Summary Compensation Table” above.

Directors	Fees Earned or Paid in Cash		Stock Awards[1]	All Other Compensation		Total
J. Barry Banker	$14,000		$9,500	$-		$23,500
R. Terry Bennett	15,675	[2]	11,250	1,649	[3]	28,574
Michael J. Crawford	25,700	[4]	9,500	-		35,200
Dr. William C. Nash	28,475	[5]	9,500	-		37,975
David R. O’Bryan	29,875	[6]	9,500	-		39,375
John C. Roach	10,000		9,500	-		19,500
Fred N. Parker	12,625		9,500	-		22,125
David Y. Phelps	10,000		8,500	-		18,500
Marvin E. Strong	29,850	[7]	9,500	12,846	[8]	52,196
Fred Sutterlin	10,750		9,500	-		20,250
Judy Worth	10,250		9,500	-		19,750

Advisory Director
E. Bruce Dungan	7,500		-	-		7,500

[1]

Each of our non-employee directors receives shares of our common stock in lieu of 50% of his or her director fees for board meetings attended and their quarterly fees. The amounts reflected in this column are the value of the fees used to purchase our common stock at a purchase price based upon the closing price of the stock on the business trading day immediately preceding the meeting day.

[2]	Includes $1,300 in director fees paid by First Citizens Bank prior to the merger of our subsidiary banks and $750 paid by United Bank & Capital Trust Company.
[3]	Legal fees paid to Skeeters, Bennett, Wilson & Humphrey, a law firm partially owned by Mr. Bennett.
[4]	Includes $1,450 in director fees paid by Citizens Bank of Northern Kentucky prior to the merger of our subsidiary banks and $13,750 paid by United Bank & Capital Trust Company.
[5]	Includes $1,850 in director fees paid by First Citizens Bank prior to the merger of our subsidiary banks and $16,000 paid by United Bank & Capital Trust Company.
[6]	Includes $1,250 in director fees paid by United Bank & Trust Company prior to the merger of our subsidiary banks and $14,500 paid by United Bank & Capital Trust Company.
[7]	Includes $1,850 in director fees paid by Farmers Bank & Capital Trust Company prior to the merger of our subsidiary banks and $15,500 paid by United Bank & Capital Trust Company.
[8]	Insurance premiums we paid for participation in our health and dental insurance plans under which certain directors and all of eligible employees may participate.

Fees Paid to Directors. During 2017 directors were paid $2,000 for each of six scheduled board meetings attended consisting of the four quarter-end meetings, the annual strategic planning meeting, and the meeting to consider and review the Corporation’s annual budget. One special board meeting was held in 2017. The chairman receives an extra $500 for each of these meetings. Likewise, directors are paid $2,000 for any specially-called board meetings they attend in person. Directors received $500 per meeting for serving on and attending the Audit Committee meetings and $250 per meeting for all other committees. The

Audit Committee Chairman receives an additional $250 per meeting. In addition, each board member receives a $1,250 quarterly fee. Mr. Hillard did not receive any director fees for serving as a director of the Corporation or any subsidiaries.

Effective January 1, 2014, the directors have been paid 50% in cash and 50% in Corporation stock for board meetings attended and the quarterly fee. The pricing of the new shares issued in payment is determined by the closing price of the stock on the business trading day immediately preceding the meeting day. Attendance for committee meetings is paid completely in cash.

Although the by-laws allow telephonic director participation in meetings, paid attendance by telephone is limited to one meeting per year. Special telephonic meetings are paid at 50% of a normal meeting.

Fees Paid to Advisory Directors. Advisory directors are paid 50% of the rate paid to each director for each meeting attended. They do not receive a quarterly fee. All fees paid to advisory directors are in cash.

Compensation Consultant for Director Compensation. The Compensation Committee retained Crowe Horwath LLP in 2017 to review each component of the Corporation’s director compensation program, including that of its Chairman, Vice Chairman, and Committee Chairs. The review included benchmarking our compensation components with market based data from peer comparisons of similar organizations (the “2017 Survey”).

The 2017 Survey was based on a comparison of industry surveys, proxy statement information of peer institutions, and data from the Economic Research Institute. The review included collecting the 25th, 50th, and 75th percentile data from each of these sources and comparing them to the amounts paid to the members of our Board. The Compensation Committee reviewed and considered the results of the 2017 Survey, but took no specific action as a result.

The following banking companies were used in the 2017 Survey by Crowe Horwath in the peer group comparison and were included based on similarities in industry, geography and asset size:

Company Name	Ticker	Location
City Holding Company	CHCO	Charleston, WV
German American Bancorp, Inc.	GABC	Jasper, IN
HopFed Bancorp, Inc.	HFBC	Hopkinsville, KY
Kentucky Bancshares, Inc.	KTYB	Paris, KY
Porter Bancorp, Inc.	PBIB	Louisville, KY
Peoples Bancorp Inc.	PEBO	Marietta, OH
Premier Financial Bancorp, Inc.	PFBI	Huntington, WV
Stock Yards Bancorp, Inc.	SYBT	Louisville, KY

The Compensation Committee completed an independence assessment of Crowe Horwath regarding its independence as outlined in NASDAQ Stock Market Rule 5605(d)(3)(D). No conflicts of interest were raised with respect to the work performed by Crowe Horwath.

Report of the Compensation Committee

The Compensation Committee of our Board of Directors is composed of five members who are independent, outside directors as defined under NASDAQ rules. The Compensation Committee has furnished the following report:

We determine the total compensation of the Corporation’s President and Chief Executive Officer. With input from the Corporation’s President and Chief Executive Officer, we also determine the total short-term and long-term compensation of the directors and other executive officers. We do not have power to delegate our authority. We do have a charter.

To determine the compensation for the President and Chief Executive Officer, other executive officers and directors, we review the following items, if applicable:

●	the individual’s current total compensation package;
●	the Corporation’s financial performance;
●	the importance of the individual to the Corporation’s financial performance;
●

industry surveys and other information regarding compensation paid to executives and directors performing similar duties for financial institutions in the Corporation’s market area or financial institutions of a size comparable to the Corporation wherever located; and

●	the size of the Corporation and the complexity of its operations.

We periodically review each component of the Corporation’s executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Corporation performance targets such as income, expenses, asset quality, operating margins, return on assets and return on equity. We place significant weight on the recommendations of our President and Chief Executive Officer, as well as economic conditions and our own experience and knowledge of market conditions and peer group compensation surveys to provide additional information to support the compensation planning process. We retained Crowe Horwath in 2016 to assist us with implementing an executive short-term incentive compensation plan which was put in place in 2017. For additional information, please refer to the caption “Compensation Discussion and Analysis; Process for Determining Compensation” above. Crowe Horwath reported directly to us, and we discussed, reviewed and approved all consulting projects performed by it.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of the Corporation’s philosophy and procedures. We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review of the Compensation Discussion and Analysis and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement for its 2018 Annual Shareholders’ Meeting.

Dated: March 8, 2018

David Y. Phelps, Compensation Committee Chairman J. Barry Banker Michael J. Crawford Dr. William C. Nash Fred N. Parker

Transactions with Related Persons

Our bank subsidiaries have had and expect in the future to have banking transactions in the ordinary course of business with our directors and executive officers and their affiliates. All loans to and deposits from such persons or their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others not related to the lender, and have not involved more than the normal risk of collectability or other unfavorable features.

Additional information concerning transactions with related persons is hereby incorporated by reference to Note 1 on page 83, Note 4 on page 92 and Note 7 on page 99 of the Corporation’s December 31, 2017 audited consolidated financial statements filed on Form 10-K.

Approval Policies for Transactions with Related Persons

Our policies and procedures with respect to related party transactions are set forth in our Code of Ethics and our Audit Committee Charter.

Our employees, officers, and directors may participate in a purchase, sale or lease transaction involving either real or personal property which would be owned, leased, rented or financed by one of our subsidiaries only with the prior consent of our Chief Executive Officer if such transaction complies with provisions of the law dealing with insiders (Federal Reserve Regulation O (12 CFR 215)), and the transaction does not involve terms which are more favorable than those offered to any person not associated with us or our subsidiaries.

Any transaction between our, and our subsidiaries’, employees, officers, or directors and us or one of our subsidiaries must always be conducted under terms that are not any more favorable than those accorded customers with similar transactions who do not have any inside relationship with the organization. However, loan discounts and waivers of loan and other service fees may be accepted by employees where such discounts and waivers are given to all similarly situated employees and the transaction is pursuant to an established practice, which has been approved by the Board of Directors of that institution. All transactions of this type must also be in compliance with the provisions of Regulation O, which defines the type of transactions allowed between banks and their officers, directors and principal shareholders, and establishes strict guidelines for these dealings.

None of our, or our subsidiaries’, employees, officers, or directors and/or their immediate family may be a regular supplier to, or purchaser from, the Corporation for goods and services without the prior consent of our Chief Executive Officer.

Loans to, deposits from, and payments for services from related persons are coded accordingly on the appropriate data processing systems. The Corporation’s internal audit group monitors these activities on a quarterly basis and reports the findings to the Audit Committee as stipulated within the charter of the Audit Committee of the Board of Directors.

Whenever one of our, or one of our subsidiaries’, employees, officers or directors becomes involved in a potential conflict of interest or gives an appearance of a conflict of interest between the individual’s self-interest and his or her duty to us (each a “Related Party Transaction”) that is not described above, then disclosure and permission or a wavier must be obtained from our Board of Directors. If a director of our Board is involved in a Related Party Transaction, then he or she must recuse himself/herself from any discussion or decision regarding the Related Party Transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2017, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe that all required reports were timely filed with the exception of a Form 4 related to two separate share purchases for Dr. Nash. The purchases were made on November 20th and November 27th of 2017, one for the retirement account of Dr. Nash and one for the retirement account of his spouse. These transaction were reported on a Form 4 filed on December 13th, 2017.

ANNUAL MEETING OF SHAREHOLDERS OF

FARMERS CAPITAL BANK CORPORATION

May 8, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 8, 2018.
The proxy statement and our 2017 Annual Report to Shareholders, including financial statements, are available at www.farmerscapital.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430000000000000000 8 050818

Your Board of Directors recommends a vote "For" Item 1 below and "FOR ALL NOMINEES" on Item 2 below (including any substitute Nominee in the case of unavailability).
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

2. The election of the following Nominees as Directors of the Corporation for 3-year terms expiring in 2021:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ J. Barry Banker
- ○ Fred N. Parker
- ○ David Y. Phelps
- ○ Fred Sutterlin

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
1. A proposal to ratify the appointment of BKD, LLP as the Corporation's independent registered public accounting firm for the calendar year 2018.	☐	☐	☐

If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate box herein.

If this proxy is properly executed, then the proxies will vote: (1) as you specify below, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed herein, and (3) as the proxies decide on any other matter.

By signing below the undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 8, 2018 and the accompanying proxy statement. I hereby vote my shares (listed below) as indicated herein.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FARMERS CAPITAL BANK CORPORATION

May 8, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

The proxy statement and our 2017 Annual Report to Shareholders, including financial statements, are available at www.farmerscapital.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20430000000000000000 8 050818

Your Board of Directors recommends a vote "For" Item 1 below and "FOR ALL NOMINEES" on Item 2 below (including any substitute Nominee in the case of unavailability).
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

2. The election of the following Nominees as Directors of the Corporation for 3-year terms expiring in 2021:

NOMINEES:

- [ ] FOR ALL NOMINEES
- [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES
- [ ] FOR ALL EXCEPT (See instructions below)

- ○ J. Barry Banker
- ○ Fred N. Parker
- ○ David Y. Phelps
- ○ Fred Sutterlin

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

	FOR	AGAINST	ABSTAIN
1. A proposal to ratify the appointment of BKD, LLP as the Corporation's independent registered public accounting firm for the calendar year 2018.	[ ]	[ ]	[ ]

If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate box herein.

If this proxy is properly executed, then the proxies will vote: (1) as you specify below, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed herein, and (3) as the proxies decide on any other matter.

By signing below the undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 8, 2018 and the accompanying proxy statement. I hereby vote my shares (listed below) as indicated herein.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FARMERS CAPITAL BANK CORPORATION

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, May 8, 2018

The undersigned shareholder hereby appoints Lloyd C. Hillard, Jr. and R. Terry Bennett, or either of them with full power of substitution, to act as proxy for and to vote the shares in Farmers Capital Bank Corporation held by the undersigned at the Annual Meeting of Shareholders to be held at United Bank & Capital Trust Company, 125 West Main Street, Frankfort, Kentucky on Tuesday, May 8, 2018, at 11:00 a.m., Eastern Daylight Time, and at any adjournment or adjournments thereof, on all matters coming before the meeting. You can obtain directions to the annual meeting by contacting the Secretary of the Corporation at (502) 227-1668. **If this proxy is properly executed, then the proxies will vote: (1) as you specify below, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed below, and (3) as the proxies decide on any other matter.**

(Continued and to be signed on the reverse side.)

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